EXHIBIT 10.35

Description of The Hanover Insurance Group, Inc. IC Deferral and Conversion Program

The Company has established a deferral and conversion program (the “IC Deferral Program”) that permits certain officers of the Company to defer and convert a portion of their Annual Short-Term Incentive Compensation Program compensation (not to exceed the greater of $50,000 or 20% of base salary) into a number of restricted stock units (issued pursuant to The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”)) determined based on the fair market value of the underlying shares at the time such compensation would otherwise have been paid. An additional grant of restricted stock units is made on the conversion date having a fair market value equal to 15% of the deferred and converted incentive compensation award amounts. Such restricted stock units convert into shares of THG Common Stock upon vesting, which is three years after the date of grant. In the event the officer is not continuously employed by the Company through the vesting date, then (except in limited circumstances) all such restricted stock units are forfeited, although the Company will pay the officer for the amount of incentive compensation initially deferred and converted, plus interest, compounded annually, based on the so-called General Agreement on Tariffs and Trade (GATT) rate. These restricted stock units do not have voting rights, but do carry deferred dividend equivalency rights to the extent dividends are declared on the underlying shares of Common Stock. Such restricted stock units are also subject to the terms and conditions contained in the 2006 Plan Incentive Compensation Deferral and Conversion Agreement.